Exhibit 99.1

Contacts:

Raymond Jones	Katie Curnutte
Investor Relations	Public Relations
206-470-7137	206-757-2785
ir@zillow.com	press@zillow.com

ZILLOW, INC. REPORTS RECORD FIRST QUARTER 2013 RESULTS

•	Record Revenue of $39.0 million, up 71% over first quarter 2012.

•	Record Marketplace Revenue of $31.0 million, up 87% over first quarter 2012.

•

Record quarterly and all-time traffic, topping a record 52 million monthly unique users on mobile and Web in April 2013 (up 63% year-over-year), following a record 50 million monthly unique users in March 2013 (up 55% year-over-year).

•	Premier Agent count grew 83% year-over-year, adding a record 4,557 quarterly subscribers for a total of 34,030.

•	Raises full-year revenue outlook range to $178.0 - $182.0 million.

SEATTLE – May 7, 2013 – Zillow, Inc. (NASDAQ:Z), the leading real estate and home-related information marketplace, today announced financial results for the quarter ended March 31, 2013.

“The first quarter was a breakout quarter for Zillow, as we reached new heights in traffic and Premier Agent subscriptions, leading to record revenue and exceeding our own expectations, as well as further extending our category leadership on mobile and Web,” said Spencer Rascoff, CEO of Zillow, Inc. “We are extremely excited about the massive market opportunity in front of us, and about growing our audience, our Premier Agent business, and our emerging marketplaces. We are stepping on the gas in a number of areas, playing the long game and making calculated investments in products, people and marketing that will allow us to create a massive, enduring brand.”

First Quarter 2013 Financial Highlights and Revenue Outlook

•	Revenue increased 71% to a record $39.0 million from $22.8 million in the first quarter of 2012.

•	Marketplace Revenue increased 87% to a record $31.0 million from $16.6 million in the first quarter of 2012.

•	Display Revenue increased 27% to $7.9 million from $6.2 million in the first quarter of 2012.

•

Zillow is raising its revenue outlook for the full year 2013. Revenue for full-year 2013 is expected to be in the range of approximately $178.0 to $182.0 million. This represents a 54% year-over-year growth rate over 2012 full year revenue of $116.9 million at the midpoint of the outlook range. Additional outlook details will be discussed in Zillow’s conference call today at 2 p.m. PDT (5 p.m. EDT).

•

Due to previously announced increased investment in marketing and operating costs associated with acquisitions made at the end of 2012, as well as an increase in non-cash expenses, including share-based compensation expense and depreciation and amortization expense, GAAP net loss was $3.7 million in the first quarter of 2013, compared to GAAP net income of $1.7 million in the first quarter of 2012.

•

Adjusted EBITDA was $5.1 million, or 13% of revenue, which was a decrease from $5.4 million in the first quarter of 2012, or 24% of revenue, driven primarily by increased investment in marketing and operating costs associated with acquisitions made at the end of 2012.

•	Basic and diluted loss per share was $0.11, compared to basic and diluted earnings per share of $0.06 in the same period last year.

Operating and Business Highlights

•

Traffic growth is accelerating, with a record 52 million monthly unique users on mobile and Web in April 2013 (up 63% year-over-year), following a record 50 million monthly unique users in March 2013 (up 55% year-over-year). Average monthly unique users during the first quarter of 2013 was a record 46.7 million (up 47% year-over-year).

•

More than 241 million homes were viewed on Zillow via a mobile device in April 2013, or 93 homes per second. Today, 55% of visits to Zillow occur on a mobile device, jumping to more than 60% on weekends. Zillow operates 24 apps across seven platforms.

•

Premier Agent subscribers increased by a record 4,557 in the first quarter of 2013, and totaled 34,030 on March 31, 2013, up 83% year-over-year. Average monthly revenue per subscriber in the first quarter of 2013 was $259, which declined slightly year-over-year and sequentially due primarily to the record additions of new subscribers, as new Premier Agents typically start at lower levels of impressions than longer-term subscribers. Premier Agent revenue is reported as part of Marketplace Revenue.

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Zillow added several significant distribution partnerships during the first quarter that expose Zillow to more consumers, and add value for professionals. In February, Zillow announced a partnership with HGTV’s FrontDoor and Zillow now powers FrontDoor.com’s real estate search. Also during the quarter, Google selected Zillow as a launch partner for its new predictive-search experience on Android phones, Google Now. In April, Zillow began powering real estate information and search on AOL’s Patch, a network of more than 900 community news and information sites.

•

Also in February, Zillow launched its home improvement marketplace, Zillow Digs™, on the Web at www.zillow.com/digs and on iPad®, as an important complement to the company’s existing real estate, mortgage and rental marketplaces, adding another valuable service to help consumers through every meaningful lifecycle of the home. Since the launch of Zillow Digs, Zillow has seen terrific uptake in engagement and user generated content, with more than 76,000 photos added by our community of users, and 80,000 content boards created.

•

During the first quarter, Zillow Mortgage Marketplace processed a record 4.5 million loan requests, up 74% year-over year. Also during the quarter, Zillow Mortgage Marketplace was integrated into all Zillow mobile real estate apps, making it even easier for Zillow users to shop for mortgages while home shopping.

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In April, Zillow added its Twitter and Facebook accounts (www.twitter.com/zillow and www.facebook.com/zillow) and the Zillow Blog (http://www.zillowblog.com/) as designated channels to disclose material information. Zillow also announced executives will consider questions submitted via Twitter and Facebook during its first quarter earnings call, with the hashtag #ZEarnings.

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In April, Zillow held a successful forum on the future of the housing market in Washington D.C. More than 250 attended the half-day event to hear from Zillow Chief Economist Stan Humphries; keynote speakers Sen. Johnny Isakson and Sen. Jeff Merkley; and a group of the brightest minds in housing including Realogy Chairman, CEO and President Richard Smith, PIMCO Managing Director Scott Simon, and real estate journalists Nick Timiraos of The Wall Street Journal and Diana Olick of CNBC.

Quarterly Conference Call to Include Business Outlook

Zillow management will discuss Zillow, Inc.’s first quarter of 2013 financial results, as well as the second quarter and full year 2013 business outlook in a conference call today at 2 p.m. PDT (5 p.m. EDT) that will also be webcast live. The live webcast of the conference call will be available on the investor relations section of Zillow, Inc.’s website at http://investors.zillow.com/. For those without access to the Internet, the call may be accessed toll-free via phone at 877-643-7152 with conference ID# 36710292. Callers outside the United States may dial 443-863-7921 with conference ID# 36710292. Questions submitted via Zillow’s Twitter account (www.twitter.com/zillow) using the hashtag #ZEarnings, and questions posted on the Zillow Facebook page (www.facebook.com/zillow) will be considered during the Q&A portion of the call, in addition to questions submitted by those dialed in. Following completion of the call, a recorded replay of the webcast and a copy of the prepared remarks will be available on the investor relations section of Zillow, Inc.’s website. The recorded replay will be available until May 14, 2013. To listen to the telephone replay, call toll-free 855-859-2056 with conference ID# 36710292. Callers outside the United States may dial 404-537-3406 with conference ID# 36710292.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks and uncertainties, including, without limitation, the statements regarding our belief about our category leadership on mobile and the Web, our massive market opportunity, and our revenue outlook. Statements containing words such as “may,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “project,” “will,” “projections,” “business outlook,” “estimate,” or similar expressions constitute forward-looking statements. Differences in Zillow’s actual results from those anticipated in these forward-looking statements may result from actions taken by Zillow as well as from risks and uncertainties beyond Zillow’s control. Factors that may contribute to such differences include, but are not limited to, Zillow’s ability to maintain and effectively manage an adequate rate of growth; the impact of the real estate industry on Zillow’s business; Zillow’s ability to innovate and provide products and services that are attractive to its users and advertisers; Zillow’s ability to increase awareness of the Zillow brand; Zillow’s ability to maintain or establish relationships with listings and data providers; Zillow’s ability to attract consumers to Zillow’s mobile applications and websites; Zillow’s ability to successfully integrate and realize the benefits of our past or future strategic acquisitions or investments; Zillow’s ability to compete successfully against existing or future competitors; the reliable performance of Zillow’s network infrastructure and content delivery processes; and Zillow’s ability to protect its intellectual property. The foregoing list of risks and uncertainties is illustrative, but is not exhaustive. For more information about potential factors that could affect Zillow’s business and financial results, please review the “Risk Factors” described in Zillow’s Annual Report on Form 10-K for the year ended December 31, 2012 filed with the Securities and Exchange Commission, or SEC, and in Zillow’s other filings with the SEC. Except as may be required by law, Zillow does not intend, and undertakes no duty, to update this information to reflect future events or circumstances.

Use of Non-GAAP Financial Measures

To provide investors with additional information regarding our financial results, this press release includes references to Adjusted EBITDA, which is a non-GAAP financial measure. We have provided a reconciliation of Adjusted EBITDA to net income (loss), the most directly comparable GAAP financial measure, within this earnings release.

Adjusted EBITDA is a key metric used by our management and board of directors to measure operating performance and trends, and to prepare and approve our annual budget. In particular, the exclusion of certain expenses in calculating Adjusted EBITDA facilitates operating performance comparisons on a period-to-period basis.

Our use of Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted EBITDA does not consider the potentially dilutive impact of share-based compensation;

•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements; and

•	Other companies, including companies in our own industry, may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, you should consider Adjusted EBITDA alongside other financial performance measures, including various cash flow metrics, net income (loss) and our other GAAP results.

About Zillow, Inc.

Zillow, Inc. (NASDAQ: Z) operates the leading real estate and home-related information marketplaces on mobile and the Web, with a complementary portfolio of brands and products that help people find vital information about homes, and connect with the best local professionals. Zillow’s brands serve the full lifecycle of owning and living in a home: buying, selling, renting, financing, remodeling and more. In addition, Zillow offers a suite of tools and services to help local real estate, mortgage, rental and home improvement professionals manage and market their businesses. Welcoming 52 million monthly unique users in April, the Zillow, Inc. portfolio includes Zillow.com®, Zillow Mobile, Zillow Mortgage Marketplace, Zillow Rentals, Zillow Digs™, Postlets®, Diverse Solutions®, Buyfolio™, Mortech™ and HotPads™. Zillow is headquartered in Seattle.

Please visit http://investors.zillow.com/, www.zillowblog.com, www.twitter.com/zillow, and www.facebook.com/zillow, where Zillow discloses material information from time to time about the company, its financial information, and its business.

The Zillow logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=10012.

Zillow.com, Zillow, Postlets and Diverse Solutions are registered trademarks of Zillow, Inc.

Buyfolio, Mortech, HotPads and Digs are trademarks of Zillow, Inc.

iPad is a registered trademark of Apple, Inc.

(ZFIN)

ZILLOW, INC.

UNAUDITED CONDENSED BALANCE SHEETS

(in thousands)

	March 31, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$131,948	$150,040
Short-term investments	47,102	44,054
Accounts receivable, net	9,499	8,655
Prepaid expenses and other current assets	4,445	2,652

Total current assets	192,994	205,401
Long-term investments	25,081	9,389
Property and equipment, net	16,773	13,634
Goodwill	54,284	54,284
Intangible assets, net	20,241	21,248
Other assets	254	279

Total assets	$309,627	$304,235

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$4,399	$3,158
Accrued expenses and other current liabilities	3,884	6,318
Accrued compensation and benefits	3,238	2,514
Deferred revenue	7,779	8,349
Deferred rent, current portion	126	94

Total current liabilities	19,426	20,433
Deferred rent, net of current portion	3,651	3,485
Shareholders’ equity:
Preferred stock	—	—
Class A common stock	3	3
Class B common stock	1	1
Additional paid-in capital	361,961	351,981
Accumulated deficit	(75,415)	(71,668)

Total shareholders’ equity	286,550	280,317

Total liabilities and shareholders’ equity	$309,627	$304,235

ZILLOW, INC.

UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended March 31,
	2013	2012

Revenue	$38,966	$22,833
Costs and expenses:
Cost of revenue (exclusive of amortization) (1)(2)	4,130	3,350
Sales and marketing (2)	19,794	8,315
Technology and development (2)	10,611	5,030
General and administrative (2)	8,233	4,445

Total costs and expenses	42,768	21,140

Income (loss) from operations	(3,802)	1,693
Other income	55	31

Net income (loss)	$(3,747)	$1,724

Net income (loss) per share — basic and diluted	$(0.11)	$0.06
Weighted-average shares outstanding — basic	33,770	28,348
Weighted-average shares outstanding — diluted	33,770	30,994
(1) Amortization of website development costs and intangible assets included in technology and development	$4,208	$2,004

(2) Includes share-based compensation expense as follows:
Cost of revenue	$163	$85
Sales and marketing	1,227	190
Technology and development	1,034	310
General and administrative	1,722	833

Total	$4,146	$1,418

Other Financial Data:
Adjusted EBITDA (3)	$5,123	$5,447

(3) See above for more information regarding our presentation of Adjusted EBITDA.

ZILLOW, INC.

UNAUDITED STATEMENTS OF CASH FLOWS

(in thousands)

	Three Months Ended March 31,
	2013	2012
Operating activities
Net income (loss)	$(3,747)	$1,724
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	4,779	2,336
Share-based compensation expense	4,146	1,418
Loss on disposal of property and equipment	495	63
Bad debt expense	414	99
Deferred rent	198	411
Amortization of bond premium	69	199
Changes in operating assets and liabilities:
Accounts receivable	(1,258)	(601)
Prepaid expenses and other assets	(1,768)	1,085
Accounts payable	1,241	(413)
Accrued expenses	(1,710)	(587)
Deferred revenue	(570)	764

Net cash provided by operating activities	2,289	6,498

Investing activities
Proceeds from maturities of investments	5,000	—
Purchases of investments	(23,809)	—
Purchases of property and equipment	(5,944)	(2,525)
Purchases of intangible assets	(685)	(504)

Net cash used in investing activities	(25,438)	(3,029)

Financing activities
Proceeds from exercise of Class A common stock options	5,057	2,905

Net cash provided by financing activities	5,057	2,905
Net increase (decrease) in cash and cash equivalents during period	(18,092)	6,374
Cash and cash equivalents at beginning of period	150,040	47,926

Cash and cash equivalents at end of period	$131,948	$54,300

Supplemental disclosures of cash flow information
Noncash transactions:
Capitalized share-based compensation	$777	$383
Write-off of fully depreciated property and equipment	$485	$—

Adjusted EBITDA

The following table presents a reconciliation of Adjusted EBITDA to net income (loss), the most directly comparable GAAP financial measure, for each of the periods presented (in thousands, unaudited):

	Three Months Ended March 31,
	2013	2012
Reconciliation of Adjusted EBITDA to Net Income (Loss):
Net income (loss)	$(3,747)	$1,724
Other income	(55)	(31)
Depreciation and amortization expense	4,779	2,336
Share-based compensation expense	4,146	1,418

Adjusted EBITDA	$5,123	$5,447

Revenue by Type

The following tables present our revenue by type and as a percentage of total revenue for each of the periods presented (in thousands, unaudited):

	Three Months Ended March 31,
	2013	2012
Revenue:
Marketplace revenue:
Real estate	$26,109	$14,185
Mortgages	4,909	2,408

Total Marketplace revenue	31,018	16,593
Display revenue	7,948	6,240

Total revenue	$38,966	$22,833

	Three Months Ended March 31,
	2013	2012
Percentage of Total Revenue:
Marketplace revenue:
Real estate	67%	62%
Mortgages	13%	11%

Total Marketplace revenue	80%	73%
Display revenue	20%	27%

Total revenue	100%	100%

Key Growth Drivers

The following tables set forth our key growth drivers for each of the periods presented:

	Average Monthly Unique Users for the Three Months Ended March 31,		2012 to 2013 % Change
	2013	2012
	(in thousands)
Unique Users	46,652	31,797	47%

Unique users source: We measure unique users with Google Analytics.

	At March 31,		2012 to 2013 % Change
	2013	2012
Premier Agent Subscribers	34,030	18,616	83%